UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

BRIDGFORD FOODS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-02396	95-1778176
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1308 N. Patt Street, Anaheim, CA	92801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 526-5533

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 1, 2017, Bridgford Foods Corporation, a California corporation (the “Company”), notified the Nasdaq Listing Qualifications Department (the “Notice”) that Keith A. Ross had received consulting fees from the Company and was no longer eligible to be an independent director under Nasdaq Listing Rules. Furthermore, the Notice provided that Mr. Ross was no longer eligible to serve on the Audit Committee of the Company’s board of directors (the “Board”) and as such, the Company no longer complied with Nasdaq Listing Rule 5605(c)(2)(A).

On February 6, 2017, Mr. Ross resigned from the Audit Committee of the Company’s Board. The resignation by Mr. Ross was not related to any disagreement with the Company on any matter relating to the Company’s operation, policies, practices, or the scope of responsibilities of the Audit Committee. Mr. Ross remains a member of the Board.

On February 8, 2017, the Nasdaq Listing Qualifications Department provided the Company with a notice of noncompliance (the “Response”). The Response stated that as a result of the Company’s determination that Mr. Ross did not meet the independent director standards, the Company has failed to maintain a compliant Audit Committee as set forth under Nasdaq Listing Rule 5605. The Response provided the Company a cure period until March 9, 2017 under Nasdaq Listing Rule 5605(c)(4) in order to regain compliance. The Company intends to regain compliance by appointing Paul R. Zippwald to the Board and to the Audit Committee, contingent upon his election by the shareholders at the Company’s 2017 Annual Meeting to be held on March 8, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGFORD FOODS CORPORATION

February 14, 2017	By:	/s/ Raymond F. Lancy
Raymond F. Lancy
Principal Financial Officer